Exhibit 99.1

FOR IMMEDIATE RELEASE

October 13, 2021

ART’S-WAY MANUFACTURING ANNOUNCES

SECOND STRAIGHT PROFITABLE QUARTER AND

$1.8 MILLION IMPROVEMENT IN OPERATING INCOME FOR THE

FIRST NINE MONTHS OF FISCAL 2021

ARMSTRONG, IOWA, October 13, 2021 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date fiscal 2021.

	For the Three Months Ended
	(Consolidated)
	August 31, 2021	August 31, 2020
Sales	$6,592,000	$6,465,000
Operating Income (Loss)	$160,000	$(513,000)
Net Income (Loss)	$56,000	$(424,000)
EPS (Basic)	$0.01	$(0.10)
EPS (Diluted)	$0.01	$(0.10)

Weighted Average Shares Outstanding:
Basic	4,529,026	4,426,850
Diluted	4,529,026	4,426,850

	For the Nine Months Ended
	(Consolidated)
	August 31, 2021	August 31, 2020
Sales	$17,703,000	$16,937,000
Operating Loss	$(60,000)	$(1,908,000)
Net Loss	$(195,000)	$(1,663,000)
EPS (Basic)	$(0.04)	$(0.38)
EPS (Diluted)	$(0.04)	$(0.38)

Weighted Average Shares Outstanding:
Basic	4,508,986	4,358,982
Diluted	4,508,986	4,358,982

Sales: Our consolidated corporate sales for the three- and nine-month periods ended August 31, 2021 were $6,592,000 and $17,703,000, respectively, compared to $6,465,000 and $16,937,000 during the same respective periods in fiscal 2020, a $127,000, or a 2.0%, increase for the three months and a $766,000, or 4.5%, increase for the nine months. We saw sales growth of over 26% in both our Agricultural Products and Tools segments, respectively, while we saw approximately a 43% decrease in our Modular Buildings segment for Q3 of fiscal 2021. Year to date our Agricultural Products and Tools segments both saw increased sales from a year ago while the Modular Buildings segment was down approximately 32%. Consolidated gross margin for the three-month period ended August 31, 2021 was 26.4% compared to 14.3% for the same period in fiscal 2020.

Our third quarter sales in the Agricultural Products segment were $4,660,000 compared to $3,671,000 during the same period of fiscal 2020, an increase of $989,000, or 26.9%. Our year-to-date Agricultural Product sales were $12,017,000 compared to $9,695,000 during the same period in fiscal 2020, an increase of $2,322,000, or 24.0%. We attribute the large increase in revenue to a strengthening agricultural economy that is producing five to ten year highs in commodity and livestock prices along with government assistance programs that provided farmers with much needed government assistance during the COVID-19 pandemic. We saw a 71% increase in our grinder mixer sales year on year, a 60% increase in beet equipment and are showing a 13% increase in manure spreader sales year on year. We are seeing continued demand in the fourth quarter with our current ag backlog up 269% from a year ago. Supplier delays have improved but are not gone completely. We also continue to receive price increases from our suppliers regularly. Further price increases before our early order program will be necessary to maintain strong margins on our products. We are still struggling to get new production hires on board with the lack of available workforce in our community and a highly competitive job market. We are taking steps to automate production tasks with the use of robotic welding and other new equipment to help us increase efficiency and output.

Our third quarter sales in the Modular Buildings segment were $1,313,000 compared to $2,319,000 for the same period in fiscal 2020, a decrease of $1,006,000, or 43.4%. Our year-to-date sales in our Modular Buildings segment were $3,798,000 compared to $5,575,000 for the same period in fiscal 2020, a decrease of $1,777,000, or 31.9%. The decrease in sales for the quarter and the year is largely due to the completion of a large laboratory project. While revenue is down, the quality of our revenue has improved.

Our Tools segment had sales of $619,000 and $1,888,000 during the three- and nine-month periods ended August 31, 2021, respectively, compared to $475,000 and $1,667,000 for the same respective periods in fiscal 2020, a 30.3% increase and a 13.3% increase, respectively. The increase in sales for the quarter and year to date fiscal 2021 is due to better economic conditions than existed a year ago during the height of the COVID-19 pandemic. While the oil and gas industry demand has not returned to its pre-pandemic levels, it is improved from over a year ago.

Net Income (Loss): Consolidated net income was $56,000 for the three-month period ended August 31, 2021 compared to net loss of $(424,000) for the same period in fiscal 2020. Our consolidated net loss for the nine months ended August 31, 2021 was $(195,000) compared to $(1,663,000) for the same period in fiscal 2020. We have now reported two straight quarters with net income. The overall health of the agricultural economy has stabilized our primary business segment while operational improvements have increased our productivity in this time of high demand. We have combated labor shortages, rising material costs and supply chain delays well to this point, but believe the economic effects of COVID-19 have hampered greater earnings potential. We are set up well in regards to backlog to have a strong finish to fiscal 2021.

Net Income (Loss) per Share: Net income per basic and diluted share for the third quarter of fiscal 2021 was $0.01, compared to loss per basic and diluted share of $(0.10) for the same period in fiscal 2020. Net (loss) per basic and diluted share for the first nine months of fiscal 2021 was $(0.04), compared to loss per basic and diluted share of $(0.38) for the same period in fiscal 2020.

President and CEO of Art’s-Way, David King reports, “I am very pleased with our third quarter performance as we continue to see positive results from our operational improvements. Our team continues to show impressive execution despite the challenges of supply chain disruptions, shortages of skilled labor and inflationary pressures. To address these ongoing issues our team is working closely with suppliers to ensure delivery of critical parts, deploying industrial robots to alleviate labor shortages and implementing new pricing to offset escalating costs. Favorable market conditions, increased sales and a strong backlog support our positive outlook for the fourth quarter of 2021 and the first half of 2022.”

Art’s-Way Manufacturing Co., Inc.

Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: David King, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including the potential of increased performance and expectations with respect to backlog, market conditions and sales; (iv) the benefits of our business model and strategy; and (v) expected supply chain trends, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.